Exhibit 99.1

May 2, 2019

For more information contact
Steve P. Foster, CEO
Robert C. Haines II, Executive VP & CFO
at 800-344-BANK

TO ALL MEDIA:
FOR IMMEDIATE RELEASE

RE: LCNB Corp. promotes Mulligan to EVP/COO

Lebanon, Ohio: LCNB Corp. (NASDAQ: LCNB) (“LCNB”) The Board of Directors of LCNB Corp. and its wholly owned subsidiary, LCNB National Bank, on May 2, 2019 introduced its new Executive Vice President and Chief Operating Officer, Lawrence P. Mulligan, Jr. to replace Eric J. Meilstrup, who was promoted to President of the LCNB and LCNB National Bank on October 1, 2018. Mr. Mulligan’s promotion is effective as of May 2, 2019.

Mr. Mulligan most recently served as Senior Vice President of Business Development and Diversity at LCNB National Bank. He has had a long career in executive and leadership roles in finance and banking in southwestern Ohio. He is also currently serving his third elected term as Mayor of Middletown, Ohio.

He has been extremely active in volunteering for a number of non-profits throughout his career. Some of these organizations include: serving on the board of LifeSpan as Vice Chair, The Chamber of Commerce, serving Middletown, Monroe and Trenton, and The Butler County United Way. He served as Chair of the Great Miami Valley YMCA board of trustees, co-chaired the BCUW campaign cabinet for the 2016 and 2017 campaigns. Other civic service includes the Middletown chamber’s financial oversight committee in 2004 and 2005. He has served on a number of non-profit boards of trustees including: the Middletown Area YMCA, the Middletown Historical Society, the CORE Fund in Hamilton, and Butler County’s Community Action Agency, SELF. Additionally, he has been a board member of: Middletown House of Hope for the Homeless, Preservation Restoration and Improvement of South Main (PRISM), Sorg Opera, and Wildwood Golf Club.

He received his undergraduate degree in Finance, with a minor in Mathematics from Miami University, Oxford, Ohio. Mr. Mulligan completed the Ohio School of Banking at Ohio University and is a 2003 graduate of the American Bankers Association’s Stonier Graduate School of Banking at Georgetown University in Washington, D.C. Mr. Mulligan and his wife have three children and reside in Middletown, Ohio.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned FDIC insured subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.

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